Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Speedemissions, Inc.

1015 Tyrone Road, Suite 220

Tyrone, Georgia 30290

We consent to the use of our report dated March 27, 2007, with respect to the consolidated balance sheets of Speedemissions, Inc. and subsidiaries (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended, which are included in the Form 10-KSB/A for the year ended December 31, 2006.

/s/ Tauber & Balser, P.C.
Tauber & Balser, P.C.
Atlanta, Georgia March 31, 2008